Exhibit 10.14

NON QUALIFIED STOCK OPTION AGREEMENT, dated as of [                    ] (the “Grant Date”), by and among TAMINCO ACQUISITION CORPORATION, a Delaware corporation (the “Company”), and [            ] (the “Optionee”).

WHEREAS, the Company desires that the Optionee make available for service as directors of the Company certain individuals who provide services to, and/or own equity interests in, the Optionee and its respective Affiliates (any such individuals so appointed or designated by the Apollo Investment Fund VII, L.P. and its respective Affiliates (the “Apollo Group”) from time to time, the “Apollo Directors”);

WHEREAS, pursuant to Article III of the Bylaws of the Company, the Apollo Group has appointed Scott Kleinman, Samuel Feinstein and Justin Stevens as the Apollo Directors to the Company’s Board of Directors (the “Board”);

WHEREAS, in consideration of the Optionee making available to the Company the services of the Apollo Directors, the Company, acting through the Committee with the consent of the Board has agreed to grant to the Optionee, effective on the Grant Date, options under the Company’s 2012 Equity Incentive Plan (the “Plan”) to purchase a number of shares of the Company’s common stock (“Shares”) on the terms and subject to the conditions set forth in this Agreement and the Plan;

WHEREAS, future securities in the Company (including those being acquired pursuant to this Agreement) owned by the Optionee shall be subject to the terms of the Plan; and

WHEREAS, the Company, acting through the Board, has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Articles V and IX). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2. Option: Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in the manner specified by Section 5.9 of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option shall remain exercisable until the expiration of the Option Term (as defined in Section 3).

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Section 5.7 of the Plan) or this Agreement.

Section 4. Vesting. The Options shall be fully vested and exercisable on the Grant Date.

Section 5. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised only by the Optionee. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Upon the exercise of an Option, to the extent such Optionee is not then a party to the Investor Rights Agreement, the Optionee shall deliver to the Company an Adoption Agreement, in form and substance satisfactory to the Board, pursuant to which the Optionee agrees to become a party to the Investor Rights Agreement.

Section 6. Securities Law Representations. The Optionee acknowledges that the Options and the Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Optionee is an “accredited investor” (as defined under the Securities Act and the rules and regulations promulgated thereunder), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Agreement, hereby makes the following representations to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

(a) The Optionee is an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) of the Securities Act.

(b) The Optionee is acquiring the Option and, if and when it exercises the Option, will acquire the Shares solely for the Optionee’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the Shares or Option within the meaning of the Securities Act and/or any applicable state securities laws.

(c) The Optionee acknowledges that it has not acquired the Option or the Shares as a result of any general solicitation or general advertising in the United States, including any meeting whose attendees have been invited by general solicitation or general advertising.

(d) The Optionee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Shares purchased upon exercise of the Option. The Optionee has been furnished with, and/or has access to, such information as it considers necessary or appropriate for deciding whether to exercise the Option and purchase the Shares. However, in evaluating the merits and risks of an investment in the Shares, the Optionee has and will rely only upon the advice of its own legal counsel, tax advisors, and/or investment advisors.

(e) The Optionee is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying Shares to an amount in excess of the Option Price, and that any investment in common shares of a closely held corporation such as the Company is non- marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

(f) The Optionee understands that the Option and the Shares are being offered in an Acquisition not involving any public offering within the United States within the meaning of the Securities Act and that the Option and the Shares have not been and will not be registered under the Securities Act, and that the Option and the Shares are “restricted securities” as defined by Rule 144(a)(3) under the Securities Act, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act or in an offshore Acquisition meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act, each as presently in effect. The Optionee acknowledges reviewing a copy of Rule 144 promulgated under the Securities Act and Regulation S under the Securities Act, as presently in effect, and represents that it is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

(g) The Optionee agrees that it will comply with all applicable laws and regulations in effect in any jurisdiction in which it sells any of the securities or otherwise transfers any interest therein.

(h) The Optionee has read and understands the restrictions and limitations set forth in the Investor Rights Agreement, the Plan and this Agreement.

(i) The Optionee understands and acknowledges that, if and when it exercises the Option, (i) any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (ii) except as otherwise provided under the Investor Rights Agreement, the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws.

Section 7. Indemnification. The Company (the “Indemnitor”) agrees that it shall, jointly and severally, indemnify and hold harmless the Optionee, the partners and Affiliates of the Optionee and any director, officer, partner, agent or employee of the Optionee or any of their partners, shareholders or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Indemnitor shall not be liable for any Claim under this Section 7 arising from the willful misconduct of any Indemnified Person.

Section 8. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Taminco Acquisition Corporation

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Attn:	Scott M. Kleinman and Chief Legal Officer

With copies to:

Latham & Watkins

885 Third Avenue

New York, New York 10022-4802

Attn:	Taurie M. Zeitzer, Esq.
Bradd L. Williamson, Esq.

If to the Optionee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 10. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 11. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be impaired without the Optionee’s consent. Notwithstanding the foregoing, this Agreement may not be modified or amended if such change would impair the rights of or have material adverse tax consequences for the Optionee without the consent of the Optionee.

Section 12. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 14. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 15. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16. Enforcement. In the event the Company or any Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation and in no event shall any party be responsible for paying all or any part of any other party’s fees or expenses.

Section 17. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date written under their signature.

TAMINCO ACQUISITION CORPORATION

By:
Name: Title: Date of signature:

OPTIONEE

By:
Name: Title: Date of signature:

Address:

9 West 57th Street 43rd Floor New York, New York 10019

Number of Shares of Common Stock subject to Options:	1,000 per Apollo Director
Option Price:	$100 each